RECORD QUARTER FOR SECURED DIGITAL;
                 REVENUE UP 50 %; OPERATING PROFITS CLIMB 312 %

SADDLE  BROOK,  NJ  -  May  23,  2006  -  Secured  Digital  Applications,   Inc.
(OTCBB:SDGL), a leading integrator of technology related enterprises in Asia, today announced sharply higher revenue and earnings for the first quarter of 2006, as its sales reached record levels.

Revenue increased by 50 percent over the first quarter of 2005, from $6.52 to $9.78 million. Net income to shareholders was $384,571 in the first quarter, as compared to a loss of $286,597 during the comparable year earlier period. The financial results were contained in the company's quarterly report filed yesterday with the Securities and Exchange Commission.

Patrick Lim, Chairman and Chief Executive Officer, said the company experienced increased revenues in both its applications division and retail computer and consulting division.

The applications division, which provides Internet content, information technology consulting, and security and wireless applications, experienced an increase of revenue of 55 percent over the year earlier, from $5.41 to $8.4 million. The Company's Gallant computer operations, which includes three retail stores selling Apple computers and accessories as well as related consulting services, grew by 33 percent from the first quarter of 2005, from $1.01 to $1.35 million.

"In terms of revenue, this is our best quarter ever," Lim said. "In addition to the growth in sales, however, we also improved our profitability substantially," Lim noted. Gross profit increased by 125 percent to $1.33 million from $590,535. Income from operations increased by 312 percent, from $146,171 to $601,575. The gross profit margin improved from 9 to 14 percent.

The restructuring of the Company's balance sheet in 2005 resulted in improved income available to shareholders. Charges for interest, dividends and accretion to the redemption value of outstanding preferred shares were approximately $450,000 during the first quarter of 2005, Lim noted. "Our program to retire outstanding debt and preferred issues in 2005 has eliminated those charges and our bottom line is much improved," Lim said.

                                                  Period Ended              Period Ended
                                                  March 31, 2006           March 31, 2005         Difference
                                                  --------------           --------------         ----------
Revenue                                           $    9,774,716           $    6,520,354               50%
Cost of revenues                                  $    8,445,861           $    5,929,819               42%
Gross Profit                                      $    1,328,855           $      590,535              125%
Income From Operations                            $      601,575           $      146,171              312%
Income before taxes, minority interest and
foreign currency translations                     $      558,359           $      167,965              232%
Net Income Available to Common Shareholders       $      384,571           $     (286,597)              NA
Gross Profit Margin                                           14%                      9%
Net Profit Margin                                              4%                     (4%)

About Secured Digital Applications:

Secured Digital Applications, Inc. is an integrator of related business enterprises and business processes, with 14 majority or wholly owned subsidiary companies located in the United States and Malaysia, and operating in the information technology, communications, multimedia, retail, international trade and logistics industries. SDA's operating subsidiaries offer products that include Internet and multimedia content, digital security and biometric products, broadband telecommunications, secured shipping, value-added sales of hardware and software, retail sales of Apple computer products and accessories and international trade consulting.

Safe Harbor Statement:

Information contained in this release includes forward-looking statements and information that is based on beliefs of, and information currently available to, management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. These forward looking statements often include forecasts and projections for future revenue and/or profits and are subject to revision and are not based on audited results. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Secured Digital Applications, Inc. does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts.

The information contained in this release is qualified by the information, including financial statements, contained in the Company's public filings. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, periodic and current reports and other documents filed with the Securities and Exchange Commission. Investors should carefully consider the preceding information and review the complete periodic reports of the Company before making an investment in the common stock of the Company. The Company's filings may be viewed free of charge on the SEC's website at www.sec.gov or on the Company's website at www.digitalapps.net/IR/investorRelations.htm.

Contact
Valerie Looi/Jay McDaniel
Secured Digital Applications, Inc.
Phone: 011 (603) 7955 4582/(201) 843-0222
valerie.looi@digitalapps.net